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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[x]  Soliciting Material Pursuant to ss.240.14a-12

                            NATIONAL PROCESSING, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

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July 13, 2004

Media Contacts:

Bank of America
Eloise Hale
704.387.0013
eloise.hale@bankofamerica.com
-----------------------------

National Processing, Inc.                   National City Corporation
David Fountain                              Amber Garwood
502.315.3311                                216.222.8202
dfountain@npc.net                           Amber.Garwood@NationalCity.com
-----------------                           ------------------------------

              BANK OF AMERICA TO ACQUIRE NATIONAL PROCESSING, INC. Industry ranking increases to #2 bankcard merchant acquirer

CHARLOTTE, NC -- Bank of America today announced a definitive agreement to purchase all of the outstanding shares of National Processing, Inc. for $1.4 billion in cash, or $26.60 per share.

The combination with Bank of America Merchant Services would create the nation's second largest bankcard merchant acquirer with nearly $250 billion in annual processing volume.

National Processing, a public company, is 83 percent owned by National City Corporation. The newly combined Bank of America Merchant Services will be headquartered in Louisville, KY, where National Processing is currently based.

"Bank of America is the number one check processor in the U.S.," said G. Patrick Phillips, president, Card Services & e-Commerce, Bank of America. "This acquisition will better position the combined units to deliver a broader suite of payment solutions as transactions migrate from cash and checks to electronic payments."

Phillips noted that Bank of America is the number one debit card issuer and number four credit card issuer in the United States, uniquely positioning the company to innovate and create efficiencies in electronic payments.

Through its Merchant Card Services unit, National Processing provides services to approximately 700,000 merchants across North America, representing nearly one out of every six VISA(R) and MasterCard(R) transactions processed nationally. National Processing also provides financial settlement and reporting solutions to large and mid-size corporate customers in the travel and healthcare industries.
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"Bank of America is committed to a seamless transition for National Processing clients," said Phillips. "Our focus is to expand this business and offer these clients even greater value through the broad range of capabilities we have. Bank of America merchant clients will also benefit.

"This transaction will allow Bank of America to compete more effectively in the electronic payments business by creating immediate scale through National Processing's customer base and by using that company's technology platform to drive growth and improve servicing capabilities for both national and regional merchant clients," he explained.

National Processing has a seasoned, talented team that will blend well with Bank of America's merchant services group, Phillips said.

Bank of America also announced that Mark Pyke, currently the Chief Operating Officer of National Processing, Inc., will lead the combined merchant services business once the transaction is complete. Pyke will report directly to Pat Phillips.

Jon L. Gorney, National Processing chairman and chief executive officer, said the sale resulted from a review of various strategic alternatives undertaken by the company's Board of Directors and is supported by the company's majority owner, National City Corporation. "We believe that the sale agreement with Bank of America is in the best interests of the company and its shareholders," Gorney said.

Gorney noted that National City is focusing on strategic growth in its core banking business, including expansion in the Chicago region and acquisitions in St. Louis, Cincinnati and northern Ohio.

The merger is subject to the approval of National Processing, Inc. shareholders, regulatory approvals and other customary conditions, and is expected to close in the fourth quarter of 2004.

Morgan Stanley acted as financial advisor to National Processing, Inc. in the transaction and provided a fairness opinion.

About Bank of America
---------------------
Bank of America is one of the world's largest financial institutions, serving individual consumers, small businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving 33 million consumer relationships with 5,700 retail banking offices, more than 16,000 ATMs and award-winning online banking with more than ten million active users. Bank of America is the #1 Small Business Administration lender in the United States. The company serves clients in 150 countries and has relationships with 96 percent of the U.S. Fortune 500
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companies and 82 percent of the Global Fortune 500. Bank of America Corporation
stock (ticker: BAC) is listed on the New York Stock Exchange.

About National Processing
-------------------------
National Processing, Inc. through its wholly owned operating subsidiary, National Processing Company, LLC (NPC(R)) is a leading provider of merchant credit and debit card processing. National Processing is 83 percent owned by National City Corporation (NYSE: NCC) (http://www.NationalCity.com), one of the nation's largest financial holding companies. NPC supports over 700,000 merchant locations, representing one out of every six MasterCard(R) and VISA(R) transactions processed nationally. NPC's card processing solutions offer superior levels of service and performance and assist merchants in lowering their total cost of card acceptance through world-class people, technology and service. Additional information regarding National Processing can be obtained at http://www.npc.net.

About National City
-------------------
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation's largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, consumer finance, asset management, mortgage financing and servicing, and payment processing. For more information about National City, visit the company's Web site at NationalCity.com.

                           FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements regarding Bank of America, National Processing and National City that involve significant risks and uncertainties, including changes in general economic and financial market conditions and the ability of each company to execute its respective business plans. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. Such forward-looking statements are based on management expectations that involve a number of risks and uncertainties and, although management for each company, respectively, believes the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from such statements. Neither Bank of America, National Processing nor National City can give any assurance that the acquisition of National Processing by Bank of America will be consummated, or if consummated, that any expectations relating thereto will be realized. Factors that could affect whether the transaction is completed include the satisfaction or waiver of a number of conditions, including obtaining clearances from U.S. regulatory authorities and National Processing shareholders. Due to these uncertainties and risks, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws,
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neither Bank of America, National Processing nor National City is required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Additional information regarding each company concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements is available in each company's Annual Report on Form 10-K for the year ended December 31, 2003 and subsequent filings with the Securities and Exchange Commission. These filings are available at no cost on the Commission's Web Site at www.sec.gov or from each of the respective companies.


           IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
                             RULE 14a-12 DISCLOSURE
Shareholders of National Processing, Inc. are urged to read the proxy statement regarding the proposed transaction when it becomes available, because it will contain important information about the transaction. Shareholders will be able to obtain a free copy of the proxy statement, as well as other filings containing information about National Processing, without charge, at the SEC's Web Site at www.sec.gov. Copies of the proxy statement and any other SEC filings by National Processing can also be obtained, without charge, by directing a request to National Processing, Inc., 1231 Durrett Lane, Louisville, Kentucky 40213 Attention: David E. Fountain. The respective directors and executive officers of National Processing and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding National Processing's directors and executive officers is available in its proxy statement filed with the SEC by National Processing on March 22, 2004. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.


                                      ####

Dear Fellow NPC Employee:

In late May we announced that the National Processing, Inc. Board of Directors were reviewing various strategic alternatives, including, but not limited to, the potential sale of NPC. Today we have announced the Board's review has culminated with a definitive agreement for Bank of America to purchase NPC. Attached to this message is a press release announcing the acquisition. In the days ahead you will receive additional information as it becomes available.

I would like to thank you for your continued professionalism during the uncertain time you faced during the past month. Your continued focus on the work at hand was a testament to the integrity, teamwork, and excellence we have grown accustomed to at NPC.

Despite the uncertain time, we continued to generate new business in addition to renewing numerous clients. Additionally, our customers continued to receive the outstanding customer service they have come to expect from NPC. As we move ahead I ask that you continue your outstanding teamwork and customer service.

I can assure you that Bank of America shares our commitment to keeping employees and customers informed as the details as of the transition are finalized. In the very near future, you will be learning more about Bank of America and their plans for NPC. I would like to communicate Bank of America's intends to headquarter its merchant business in Louisville.

This is a momentous period in the history of our company, and I look forward to what the future brings to NPC and to every one of you. This acquisition not only brings an industry leader to Bank of America, it also brings the most admired and talented employees in the processing industry.

Sincerely,

Jon L. Gorney

Chairman and Chief Executive Officer

           IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
                             RULE 14A-12 DISCLOSURE

Shareholders of National Processing, Inc. are urged to read the proxy statement regarding the proposed transaction when it becomes available, because it will contain important information about the transaction. Shareholders will be able to obtain a free copy of the proxy statement, as well as other filings containing information about National Processing, without charge, at the SEC's Web Site at www.sec.gov <http://www.sec.gov>. Copies of the proxy statement and any other SEC filings by National Processing can also be obtained, without charge, by directing a request to National Processing, Inc., 1231 Durrett Lane, Louisville, Kentucky 40213 Attention: David E. Fountain The respective directors and executive officers of National Processing and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding National Processing's directors and executive officers is available in its proxy statement filed with the SEC by National Processing on March 22, 2004. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained the proxy statement and other relevant materials to be filed with the SEC when they become available.